Exhibit 99.1

International Rectifier Issues Statement on Withdrawn Vishay Tender Offer

IRF Management Focused on Future Opportunities and Strategic Roadmap

EL SEGUNDO, CA – October 13, 2008 – International Rectifier Corporation (NYSE:IRF) today commented on the withdrawal of a tender offer by Vishay Intertechnology, Inc.  IRF’s full slate of directors was elected at the Company’s annual meeting of shareholders on Friday, October 10.

Richard J. Dahl, Chairman of the Board of International Rectifier said: “International Rectifier’s board and management are pleased with the support and input we received from our shareholders.  We are optimistic about the future growth opportunities for our business, and we will remain focused on executing our strategic roadmap to create value for our shareholders.”

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Statements made or implied in this release that are in the future tense or that are accompanied by words such as “will,” or variations of such words are “forward-looking” and involve risks and uncertainties that are not within International Rectifier’s control. A fuller explanation of these risks and uncertainties, including those related to the changes to the company’s internal controls and governance policies, is contained in International Rectifier’s periodic and other filings from time to time with the Securities and Exchange Commission.

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Company contact:

Investors

Portia Switzer

310.726.8254

Chris Toth

310.252.7731

or
Media:
Kekst & Co.

Tom Davies

212-521-4873

Roanne Kulakoff

212-521-4837